Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-520-8002
Benjamin Franklin Bancorp Reports Results for Second Quarter of 2008; Declares
Quarterly Dividend
FRANKLIN, MASSACHUSETTS (July 23, 2008): Benjamin Franklin Bancorp, Inc.
(the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank (the “Bank”), today reported net income of $1.2 million, or $.16 per share (basic and diluted), for the quarter ended June 30, 2008. In the comparable 2007 quarter, the Company earned $829,000 or $.11 per share (basic and diluted). For the six months ended June 30, 2008, the Company reported net income of $2.3 million, or $.31 per share (basic and diluted). For the comparable six-month period in 2007, net income was $1.4 million, or $.19 and $.18 per share (basic and diluted, respectively).
The Company also today announced that its Board of Directors declared a quarterly cash dividend of $.08 per common share, payable on August 22, 2008 to stockholders of record as of August 8, 2008.
Thomas R. Venables, President and CEO, noted: “In the face of an economic slowdown, continued market uncertainty, and volatility in market interest rates, Benjamin Franklin has maintained a strong balance sheet and increased quarterly EPS (year over year) by 45%. In this environment, we are pleased to have produced loan growth of nearly 10% year-to-date, significantly increased core deposits, and maintained non-performing assets at less than 1% of total assets. Sensible growth and preservation of asset quality remain our primary focus in these challenging times.”
Total assets increased by $63.8 million or 7.1% in the first six months of 2008, driven primarily by growth in loans outstanding, which increased by $57.2 million or 9.4% during the period. Commercial business loans have grown by $20.7 million, or 13.0% year to date and commercial real estate credits have increased by $6.5 million or 3.8% in that period. Residential loans also increased by $36.0 million or 19.1% in the first half of 2008. Offsetting these increases was a reduction of $5.5 million (9.8%) in construction loans outstanding. While loan demand has been generally strong in the first half of 2008, this trend may not be sustainable for the remainder of the year, given current economic conditions, and in particular continued pressure on both pricing and the volume of transactions within the residential real estate market.
The Company’s core deposit accounts (savings, money market, demand and NOW accounts) have also grown significantly year to date, increasing by a total of $37.2 million or 10.5% since year end 2007. These results are primarily attributable to the opening of two new branch locations in the past two years and increases in commercial deposits in conjunction with growth in commercial business loans.
Federal Home Loan Bank of Boston (“FHLBB”) borrowings increased by $27.1 million (16.4%) in the six months ended June 30, 2008. These additional borrowed funds (which were principally a blend of two to seven year FHLBB term advances) were used primarily to fund the growth in fixed rate residential mortgage loans during the period.
During the second quarter of 2008, the Company repurchased 4,400 shares of its common stock at an average price of $13.55 per share. These repurchases bring the total repurchased under the Company’s second repurchase plan to 219,400 shares (out of a total of 394,200 permitted under the plan, which was authorized by the Company’s Board of Directors on November 29, 2007).
The ratio of non-performing assets to total assets was 0.89% at June 30, 2008, compared to 0.40% at the end of the 2007 second quarter and 0.18% at year end 2007. The allowance for loan losses as a percent of loans was 0.96% at June 30, 2008, an increase from 0.94% at December 31, 2007. The increase in non-performing assets is primarily the result of weakness exhibited in one $6.4 million commercial real estate loan relationship, for which the primary source of repayment has ceased due to the loss of a tenant. Based on a review of all relevant factors, including the collateral securing this credit, no specific reserve has been allocated for this loan relationship as of June 30, 2008. The provision for loan losses was $368,000 in the second quarter of 2008, compared to a $230,000 provision recorded in the comparable 2007 quarter. The Company’s loan loss provision in the second quarter of 2008 reflects both the growth in loans during the quarter as well as specific reserves provided for several non-performing residential and commercial business loans. The Bank has not originated and does not own any sub-prime residential mortgage loans. The Bank’s portfolio of residential mortgage-backed securities is also not collateralized by any sub-prime loans.
Net interest income increased by $444,000 or 7.3% in the second quarter of 2008 compared to the comparable 2007 period. This increase is due to an increase in average interest-earning assets of $83.8 million when comparing the two periods, offset by a narrowing of the net interest margin (the “NIM”), which declined to 3.00% in the quarter from 3.08% one year earlier. As market interest rates have declined in the past nine months, the Company was able to offset much of the corresponding reduction in asset yields with decreases in its deposit costs.  However, growth in higher-costing FHLB debt, planned reductions in capital pursuant to repurchased common shares, and a small decline in other non-interest bearing liabilities served to reduce the margin by eight basis points, year-over-year.
Non-interest income decreased by $289,000, to $1.5 million in the 2008 second quarter from $1.8 million in the second quarter of 2007. The most significant reason for the decline is a $301,000 decrease in ATM servicing fees, caused by both a reduction in the average cash outstanding under the program and contractual reductions in the yield earned on those balances. The yield on ATM cash balances is tied to the prime rate, which has declined by 325 basis points since the second quarter of 2007. Other noteworthy changes in non-interest income, comparing the second quarter of 2008 against 2007 were: a) a $106,000 increase in deposit account service fees, caused primarily by an increase in fees earned for cash management services provided to business customers and in overdraft fees, and b) a $111,000 decrease in gains earned on sales of residential mortgage loans, the result of the Bank’s decision in late 2007 to hold most new residential loan production in portfolio.
The Company’s operating expenses decreased by $515,000 or 8.0% in the second quarter of 2008, compared to the second quarter of 2007. The reduction in operating expenses contributed to a marked improvement in the Company’s efficiency ratio, to 72.6% from 80.3% in the second quarter of 2007. The largest contributor to this $515,000 decline was a $424,000 decrease in salaries and benefits, supplemented by smaller reductions in data processing, professional fees and marketing expenses. These year-over-year savings are due primarily to cost containment measures instituted by the Company in the second half of 2007. Within salaries and benefits, most of the reduction was in benefits costs (specifically in employee retirement costs, medical benefits and stock incentive expenses). Other general and administrative expenses increased by $127,000 year-over-year, reflecting an increase in the reserve for losses on unfunded loan commitments, offset in part by decreases in expenses associated with the Bank’s ATM cash management program.
Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$12,235	$12,226
Cash supplied to ATM customers	25,970	42,002
Short-term investments	9,474	10,363

Total cash and cash equivalents	47,679	64,591

Securities available for sale, at fair value	178,920	156,761
Restricted equity securities, at cost	12,908	11,591

Total securities	191,828	168,352

Loans
Residential real estate	224,665	188,654
Commercial real estate	175,135	168,649
Construction	50,307	55,763
Commercial business	179,982	159,233
Consumer	40,453	40,436

Total loans, gross	670,542	612,735
Allowance for loan losses	(6,431)	(5,789)

Loans, net	664,111	606,946
Premises and equipment, net	5,156	5,410
Accrued interest receivable	3,641	3,648
Bank-owned life insurance	10,903	10,700
Goodwill	33,763	33,763
Other intangible assets	2,209	2,474
Other assets	7,739	7,394

	$967,029	$903,278

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Regular savings accounts	$82,219	$79,167
Money market accounts	126,119	110,544
NOW accounts	65,415	52,000
Demand deposit accounts	118,182	113,023
Time deposit accounts	262,980	262,634

Total deposits	654,915	617,368

Short-term borrowings	1,200	2,500
Long-term debt	191,169	162,784
Deferred gain on sale of premises	3,405	3,531
Other liabilities	10,276	9,651

Total liabilities	860,965	795,834

Common stock, no par value; 75,000,000 shares authorized; 7,840,415 shares issued and 7,666,172 shares outstanding at June 30, 2008; 8,030,415 shares issued and 7,856,172 shares outstanding at December 31, 2007	—	—
Additional paid-in capital	74,985	77,370
Retained earnings	39,663	38,515
Unearned compensation	(6,699)	(7,094)
Accumulated other comprehensive loss	(1,885)	(1,347)

Total stockholders’ equity	106,064	107,444

	$967,029	$903,278

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Interest and dividend income:
Loans, including fees	$9,962	$9,712	$19,853	$19,418
Debt securities	1,917	1,953	3,924	3,639
Dividends	124	165	284	331
Short-term investments	96	222	338	503

Total interest and dividend income	12,099	12,052	24,399	23,891

Interest expense:
Interest on deposits	3,410	4,308	7,269	8,464
Interest on short-term borrowings	10	18	39	147
Interest on long-term debt	2,183	1,674	4,289	3,402

Total interest expense	5,603	6,000	11,597	12,013

Net interest income	6,496	6,052	12,802	11,878
Provision for loan losses	368	230	682	412

Net interest income, after provision for loan losses	6,128	5,822	12,120	11,466

Other income:
ATM servicing fees	321	622	664	1,319
Deposit servicing fees	475	369	838	709
Other loan-related fees	170	141	423	472
Gain on sale of loans, net	82	193	186	296
Gain on sale of bank-owned premises, net	63	63	126	313
Gain on sale of CSSI customer list	92	100	92	100
Income from bank-owned life insurance	94	99	195	195
Miscellaneous	207	206	458	361

Total other income	1,504	1,793	2,982	3,765

Operating expenses:
Salaries and employee benefits	3,405	3,829	6,636	7,442
Occupancy and equipment	842	836	1,786	1,744
Data processing	569	598	1,169	1,202
Professional fees	182	235	357	472
Marketing and advertising	103	201	181	329
Amortization of intangible assets	161	205	332	422
Other general and administrative	648	521	1,229	1,601

Total operating expenses	5,910	6,425	11,690	13,212

Income before income taxes	1,722	1,190	3,412	2,019
Provision for income taxes	551	361	1,129	599

Net income	$1,171	$829	$2,283	$1,420

Weighted-average shares outstanding:
Basic	7,271,431	7,663,634	7,306,789	7,739,036
Diluted	7,352,265	7,699,363	7,381,938	7,768,666
Earnings per share:
Basic	$0.16	$0.11	$0.31	$0.19
Diluted	$0.16	$0.11	$0.31	$0.18

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands, except share and per share data)

	At or For the Three Months		At or For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Financial Highlights:
Net interest income	$6,496	$6,052	$12,802	$11,878
Net income	$1,171	$829	$2,283	$1,420
Weighted average shares outstanding :
Basic	7,271,431	7,663,634	7,306,789	7,739,036
Diluted	7,352,265	7,699,363	7,381,938	7,768,666
Earnings per share:
Basic	$0.16	$0.11	$0.31	$0.19
Diluted	$0.16	$0.11	$0.31	$0.18
Stockholders’ equity — end of period	$106,064	$107,368
Book value per share — end of period	$13.84	$13.28
Tangible book value per share — end of period	$9.14	$8.75

Ratios and Other Information:
Return on average assets	0.49%	0.37%	0.48%	0.32%
Return on average equity	4.38%	3.05%	4.27%	2.61%
Net interest rate spread (1)	2.47%	2.43%	2.46%	2.36%
Net interest margin (2)	3.00%	3.08%	3.02%	3.02%
Efficiency ratio (3)	72.59%	80.31%	72.33%	83.28%
Non-interest expense to average total assets	2.46%	2.87%	2.47%	2.95%
Average interest-earning assets to average interest-bearing liabilities	119.08%	120.19%	118.94%	120.08%

At period end:
Non-performing assets to total assets	0.89%	0.40%
Non-performing loans to total loans	1.29%	0.60%
Allowance for loan losses to total loans	0.96%	0.95%

Equity to total assets	10.97%	11.98%
Tier 1 leverage capital ratio	7.73%	9.63%
Total risk-based capital ratio	11.67%	14.07%

Number of full service offices	11	10

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding non-recurring net gains (losses) on sale of bank assets).

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (Unaudited)

	Three Months Ended June 30,
	2008			2007
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)
Interest-earning assets:
Loans	$659,601	$9,962	6.00%	$604,459	$9,712	6.38%
Securities	188,621	2,041	4.33%	169,543	2,118	5.00%
Short-term investments	22,504	96	1.69%	12,891	222	6.81%

Total interest-earning assets	870,726	12,099	5.53%	786,893	12,052	6.09%

Non-interest-earning assets	96,330			109,495

Total assets	$967,056			$896,388

Interest-bearing liabilities:
Savings accounts	$81,338	81	0.40%	$83,086	103	0.50%
Money market accounts	132,152	557	1.70%	108,825	748	2.76%
NOW accounts	60,599	265	1.76%	38,269	217	2.27%
Certificates of deposit	265,260	2,507	3.80%	284,314	3,240	4.57%

Total deposits	539,349	3,410	2.54%	514,494	4,308	3.36%
Borrowings	191,849	2,193	4.52%	140,225	1,692	4.77%

Total interest-bearing liabilities	731,198	5,603	3.06%	654,719	6,000	3.66%

Non-interest bearing liabilities	128,334			132,490

Total liabilities	859,532			787,209
Equity	107,524			109,179

Total liabilities and equity	$967,056			$896,388

Net interest income		$6,496			$6,052

Net interest rate spread (2)			2.47%			2.43%
Net interest-earning assets (3)	$139,528			$132,174

Net interest margin (4)			3.00%			3.08%
Average interest-earning assets to interest-bearing liabilities			119.08%			120.19%

(1)	Yields and rates for the three months ended June 30, 2008 and 2007 are annualized.

(2)	Net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (Unaudited)

	Six Months Ended June 30,
	2008			2007
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)
Interest-earning assets:
Loans	$641,495	$19,853	6.15%	$615,099	$19,418	6.30%
Securities	182,189	4,208	4.62%	160,220	3,970	4.96%
Short-term investments	28,030	338	2.39%	17,600	503	5.69%

Total interest-earning assets	851,714	24,399	5.70%	792,919	23,891	6.01%
Non-interest-earning assets	98,935			109,016

Total assets	$950,649			$901,935

Interest-bearing liabilities:
Savings accounts	$80,084	159	0.40%	$83,315	205	0.50%
Money market accounts	124,550	1,178	1.90%	103,693	1,368	2.66%
NOW accounts	57,922	560	1.94%	33,390	307	1.86%
Certificates of deposit	265,985	5,372	4.06%	290,765	6,585	4.57%

Total deposits	528,541	7,269	2.77%	511,163	8,465	3.34%
Borrowings	187,551	4,328	4.56%	149,136	3,548	4.73%

Total interest-bearing liabilities	716,092	11,597	3.24%	660,299	12,013	3.65%
Non-interest bearing liabilities	126,969			132,130

Total liabilities	843,061			792,429
Equity	107,588			109,506

Total liabilities and equity	$950,649			$901,935

Net interest income		$12,802			$11,878

Net interest rate spread (2)			2.46%			2.36%
Net interest-earning assets (3)	$135,622			$132,620

Net interest margin (4)			3.02%			3.02%
Average interest-earning assets to interest-bearing liabilities			118.94%			120.08%

(1)	Yields and rates for the six months ended June 30, 2008 and 2007 are annualized.

(2)	Net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	June 30,		June 30,
	2008	2007	2008	2007

Efficiency ratio based on GAAP numbers	73.88%	81.90%	74.06%	84.46%

Effect of amortization of intangible assets	-2.03	-2.65	-2.11	-2.75

Effect of net gain/(loss/write-down) on non-recurring sales of bank assets	0.75	1.06	0.38	1.57

Efficiency ratio — Reported	72.59%	80.31%	72.33%	83.28%